Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41714, No. 333-69334 and No. 333-71866 on Forms S-8 and Registration Statement No. 333-70102, No. 333-108319, No. 333-111442, No. 333-114661 and No. 333-118970 on Form S-3 of our report dated March 30, 2006 relating to the consolidated financial statements of Transgenomic, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Transgenomic, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
March 30, 2006